UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 10, 2014

ASHFORD INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36400	46-5292553
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

    Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01- OTHER EVENTS
Ashford Hospitality Trust, Inc. (“Ashford Trust”) has previously announced a spin-off of its asset management and external advisory business that will be effected through a distribution of shares of common stock of Ashford Inc. (the “Company”). After the spin-off is complete, Ashford Hospitality Advisors LLC (“Ashford LLC”) will be a subsidiary of the Company. In connection with the spin-off, Ashford Hospitality Trust, Inc. (“Ashford Trust”), Ashford Hospitality Limited Partnership and Ashford LLC will enter into an advisory agreement.
Pursuant to authorization granted by its board of directors, Ashford Trust has modified the definition of the term “Advisor Change of Control” as used in the advisory agreement. As revised, the clauses in each of paragraph A., B., and C. of Section 12(c)(v) provide that if each of the Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, as well as a majority of the Company’s board of directors remains in place following the events that would otherwise result in an Advisor Change of Control described in the applicable paragraph, no Advisor Change of Control shall be deemed to have occurred.
The final terms of the advisory agreement, as authorized by the board of Ashford Trust, will govern the advisory relationship between Ashford LLC and Ashford Trust following the spin-off. The final agreement, as executed in connection with the spin-off, will be filed as a material agreement with a Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2014

ASHFORD HOSPITALITY TRUST, INC.
By: /s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel